As filed with the Securities and Exchange Commission on April 14, 2022

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cepton, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2447291
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Cepton, Inc.

399 West Trimble Road

San Jose, CA 95131
(Address, including zip code, of Principal Executive Offices)

Cepton, Inc. 2022 Equity Incentive Plan

Cepton, Inc. Employee Stock Purchase Plan

Cepton Technologies, Inc. Stock Incentive Plan

(Full title of the plan)

Jun Pei
Cepton, Inc.
399 West Trimble Road
San Jose, California 95131
(408) 459-7579

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Paul Sieben, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of Cepton, Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2021, filed with the Commission on July 19, 2021, as amended by Form 10-K/A, filed with the Commission on December 14, 2021 (Commission File No. 001-39959);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended December 31, 2021, September 30, 2021, and June 30, 2021, filed with the Commission on February 23, 2022, November 23, 2021, and August 19, 2021, respectively (each, Commission File No. 001-39959);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 5, 2022, February 11, 2022 (as amended by Form 8-K/A filed with the Commission on March 31, 2022), February 9, 2022, January 24, 2022, November 29, 2021, November 23, 2021, August 6, 2021, and August 5, 2021 (each, Commission File No. 001-39959 and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(d)	The description of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), contained in its Registration Statement on Form 8-A filed with the Commission on January 28, 2021 (Commission File No. 001-39959), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Company’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Company’s Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, the Company has entered or will enter into indemnification agreements with the Company’s directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Any underwriting agreement or distribution agreement that the Company enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page II-4, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Cepton, Inc. 2022 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-262668), filed with the Commission on April 12, 2022.)
4.2	Cepton, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (Commission File No. 001-39959), filed with the Commission on February 11, 2022.)
4.3	Cepton Technologies, Inc. Stock Incentive Plan. (Incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (Commission File No. 001-39959), filed with the Commission on February 11, 2022.)
5	Opinion of O’Melveny & Myers LLP (opinion re legality).
23.1	Consent of Marcum LLP (consent of independent auditors).
23.2	Consent of KPMG LLP (consent of independent auditors).
23.3	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on April 14, 2022.

CEPTON, INC.

By:	/s/ Jun Pei
Jun Pei
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jun Pei and Hull Xu, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Pei	President, Chairman, Chief Executive Officer	April 14, 2022
Jun Pei	and Director (Principal Executive Officer)

/s/ Hull Xu	Chief Financial Officer	April 14, 2022
Hull Xu	(Principal Accounting and Financial Officer)
April 14, 2022
/s/ Winston Fu	Director
Winston Fu

/s/ Takayuki Katsuda	Director	April 14, 2022
Takayuki Katsuda

/s/ George Syllantavos	Director	April 14, 2022
George Syllantavos

/s/ Mei (May) Wang	Director	April 14, 2022
Mei (May) Wang

/s/ Jun Ye	Director	April 14, 2022
Jun Ye

/s/ Xiaogang (Jason) Zhang	Director	April 14, 2022
Xiaogang (Jason) Zhang